(BW) (HEALTHWORLD) (HWLD) Healthworld Corporation Acquires Colwood House

         NEW YORK -- (BUSINESS WIRE) -- July 27, 1998 -- Healthworld Corporation (NASDAQ: HWLD), announced today the acquisition of Colwood House Medical Publications, a leading UK medical education company. Colwood's services include communications strategy and planning, publications management, opinion leader and Advisory Group management, medical writing, medical journalism, public relations and symposia development and management. Colwood House reported Fiscal 1997 gross revenues of $4.3 million, net revenues of $3.4 million, and has a staff of 44 full-time employees. Current clients include most of the top European-based companies: Roche-Basle, Bayer, Glaxo Wellcome, Roche-UK, Glaxo-UK, Allen & Hanbury, SmithKline Beecham, Knoll, Janssen, Schering and Pharmacia & Upjohn.
         Healthworld acquired Colwood House, for an initial purchase price of approximately $6.6 million paid in cash at closing, plus up to an additional $5.6 million in the aggregate paid in cash in two installments in April 2000 and August 2001, if future operating earnings of Colwood House exceed established target levels. As part of the transaction Healthworld has entered into employment agreements with Clive Davies and Stephen Cantle, Joint Managing Directors of Colwood.
         "Colwood is a perfect complement to our current U.S. and Europe-based communications business. Colwood represents a tremendous growth opportunity in medical education and will add to the overall profitability of Healthworld," said Steven Girgenti, Chairman and Chief Executive Officer of Healthworld. "Colwood's experience and expertise in internationally focused communications programs, especially pre-product launches provides the group with excellent business development opportunities. The acquisition will also allow us to realize strong synergies with Medical Education Technologies, our wholly-owned medical education subsidiary in the U.S."
         Davies enthusiastically commented: "This move allows Colwood for the first time to develop its existing international business outside of Europe and augment its existing services with the specialized branding, advertising, design and related services of the Healthworld companies. Healthworld's communications expertise in the U.S. will enhance our strategic consultancy throughout the product cycle."
         Healthworld is an international marketing and communications services company specializing in healthcare. The company provides many of the world's largest pharmaceutical and other healthcare companies with a comprehensive range of integrated strategic marketing services designed to accelerate the market acceptance of new products and to sustain marketability throughout their life cycles, including advertising and promotion, contract sales, consulting, publishing, medical education, public relations, interactive multimedia, database marketing and marketing research services.
         This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management team. Prospective investors are cautioned that any such forward-looking are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, competitive, economic and regulatory factors in the health care marketing and communications industry and the pharmaceutical and health care industry, general economic conditions and other risks and uncertainties that may be detailed, from time-to-time, in Healthworld's reports filed with the Securities and Exchange Commission.


         CONTACT:          Steven Girgenti
                            Chief Executive Officer
                            Healthworld Corporation
                                (212) 625-4216
                              or
                           Stuart Diamond
                            Chief Financial Officer
                            Healthworld Corporation
                                (212) 625-4249